VERA BRADLEY ANNOUNCES FISCAL THIRD QUARTER 2018 RESULTS

Third quarter net revenues totaled $114.1 million, in line with guidance

Third quarter net income on a GAAP basis totaled $0.4 million, or $0.01 per diluted share; third quarter net income on a non-GAAP basis (excluding store impairment, severance, certain consulting, and other charges) totaled $8.3 million, or $0.23 per diluted share

Company ended the third quarter with a strong cash and investment position of $108.1 million and no debt

Management provides fourth quarter and full-year guidance

FORT WAYNE, Ind., December 6, 2017 - Vera Bradley, Inc. (Nasdaq: VRA) (“Vera Bradley” or the “Company”) today announced its financial results for the fiscal third quarter and nine months ended October 28, 2017.

Summary of Financial Performance for the Third Quarter

Net revenues totaled $114.1 million for the current year third quarter ended October 28, 2017, compared to $126.7 million in the prior year third quarter ended October 29, 2016.

For the current year third quarter, the Company posted net income of $0.4 million, or $0.01 per diluted share. These results included $7.9 million of after-tax charges comprised of:

•	Store impairment charges of $3.7 million;

•	Severance charges of $1.8 million;

•	Strategic plan consulting fees of $1.5 million; and

•	Other charges of $0.9 million, including inventory adjustments related to product categories being discontinued and a net lease termination charge.
On a non-GAAP basis, excluding these charges, the Company’s net income totaled $8.3 million, or $0.23 per diluted share.

For the prior year third quarter, the Company posted net income of $8.8 million, or $0.24 per diluted share. Those results included a net after-tax benefit of $1.2 million comprised of a $1.6 million federal income tax adjustment related to the release of certain income tax reserves no longer deemed necessary, partially offset by store impairment charges of $0.4 million. On a non-GAAP basis, excluding this net benefit, the Company’s prior year third quarter net income totaled $7.6 million, or $0.21 per diluted share.

Comments on Third Quarter Performance

Robert Wallstrom, Chief Executive Officer, noted, “Our ability to implement certain expense reductions in conjunction with the initial implementation of our Vision 20/20 plan more quickly than originally expected, along with diligent expense management, drove third quarter EPS (excluding the previously outlined charges) meaningfully ahead of our guidance.”

Summary of Financial Performance for the Nine Months

Net revenues totaled $322.6 million for the current year nine months ended October 28, 2017, compared to $351.1 million in the prior year nine month period ended October 29, 2016.

For the current year nine months, the Company posted a net loss of ($1.5) million, or ($0.04) per diluted share. These results included $11.2 million of after-tax charges comprised of:

•	Store impairment charges of $3.7 million;

•	Severance charges of $3.4 million;

•	Strategic plan consulting fees of $2.9 million; and

•	Other charges of $1.2 million, including inventory adjustments related to product categories being discontinued and net lease termination charges.
On a non-GAAP basis, excluding these charges, the Company’s net income totaled $9.7 million, or $0.27 per diluted share, for the nine months.

For the prior year nine month period, the Company posted net income of $16.3 million, or $0.44 per diluted share. Those results included $0.4 million of net after-tax charges comprised of store impairment charges of $1.4 million and severance charges of $0.6 million, partially offset by the $1.6 million income tax reserve release. On a non-GAAP basis, excluding these net charges, the Company’s net income totaled $16.7 million, or $0.45 per share, for the prior year nine months.

Looking Ahead and Vision 20/20

Wallstrom further noted, “As we discussed last quarter, we have launched Vision 20/20, an aggressive plan to turn around our business over the next three years. Vision 20/20 will restore brand and Company health by moving to a less clearance-driven business model combined with a meaningful reduction in our SG&A expenses.

“In addition to resetting customers’ pricing expectations and restoring our full-price business by significantly reducing the amount of clearance product available on verabradley.com and in our full-line stores, we are also focusing on streamlining our current product offerings by eliminating unproductive or incongruent categories and SKUs from our assortment. In addition, we are building more discipline into our overall assortment architecture by developing strong guardrails around introducing new categories, prices, and patterns.”

The majority of the product and pricing initiatives will be implemented beginning in fiscal 2019; management expects annualized revenues will be negatively impacted by these initiatives by $30 million to $50 million in fiscal 2019 from fiscal 2018 levels.

Management expects to reduce annual net SG&A spending by up to $30 million from the baseline fiscal 2017 level of $236 million (excluding severance, Vision 20/20, and other disclosed charges from all periods) by right-sizing the organization to better align with the reduced size of the business. Certain cost reductions have already begun and are reflected in the Company’s third quarter results and in fourth quarter and fiscal 2018 SG&A guidance. Management expects that $20 million to $25 million of the annualized SG&A reductions will be made by the end of fiscal 2019. The Company will provide more complete financial guidance for fiscal 2019 in conjunction with its fourth quarter and fiscal year-end earnings release on March 14, 2018.

“Vision 20/20 is setting the right course for the future of Vera Bradley by restoring our brand health and improving operating performance,” Wallstrom concluded. “Of course, we also remain keenly focused on our customer and driving brand desirability through product and marketing innovation, newness, and creativity.”

Third Quarter Details

The current year non-GAAP third quarter income statement numbers referenced below exclude the previously outlined store impairment, severance, consulting, and other charges. The prior year non-GAAP third quarter income statement numbers referenced below exclude the previously outlined store impairment and severance charges and the income tax reserve benefit.

Current year third quarter net revenues of $114.1 million were within the Company’s guidance range of $112 million to $117 million. Prior year third quarter revenues totaled $126.7 million.

Current year third quarter Direct segment revenues totaled $83.2 million, a 3.4% decrease from $86.1 million in the prior year third quarter. Comparable sales (including e-commerce) decreased 7.4% for the quarter (reflecting a 6.9% decline in comparable store sales and an 8.6% decrease in e-commerce sales), which was partially offset by new store growth (the Company opened one full-line store and seven factory outlet stores during the past 12 months). Comparable sales continue to be negatively impacted by year-over-year declines in store and e-commerce traffic.

Indirect segment revenues decreased 23.8% to $30.9 million from $40.6 million in the prior year third quarter, reflecting a reduction in the number of specialty accounts coupled with a reduction in orders from both specialty accounts and certain key accounts.

Gross profit for the quarter totaled $63.8 million, or 55.9% of net revenues, compared to $72.9 million, or 57.6% of net revenues, in the prior year third quarter. Excluding the aforementioned charges, gross profit for the quarter totaled $64.8 million, or 56.8% of net revenues. The year-over-year 80 basis point gross profit decline primarily related to increased promotional activity at the Company’s factory outlet stores and channel mix changes, partially offset by a reduction in product cost, all of which caused the gross profit percentage to fall below the low end of the guidance range of 57.1% to 57.6%.

SG&A expense totaled $63.5 million, or 55.7% of net revenues, in the current year third quarter, compared to $61.8 million, or 48.8% of net revenues, in the prior year third quarter. On a non-GAAP basis, excluding the previously outlined charges, SG&A expense totaled $52.0 million, or 45.5% of net revenues, in the current year third quarter, compared to $61.2 million, or 48.3% of net revenues, last year. Excluding charges, the SG&A expense rate was meaningfully lower than the Company’s guidance of 50.8% to 51.3% due to the implementation of certain expense reductions in conjunction with Vision 20/20 more quickly than originally expected, along with diligent expense management. In addition, approximately $1 million of marketing and other expenses budgeted for the third quarter are now expected to be incurred in the fourth quarter.

The Company’s operating income totaled $0.5 million, or 0.4% of net revenues, in the current year third quarter, compared to $11.4 million, or 9.0% of net revenues, in the prior year third quarter. On a non-GAAP basis, excluding the previously outlined charges, the Company’s operating income totaled $13.0 million, or 11.4% of net revenues, in the current year third quarter, compared to $12.0 million, or 9.5% of net revenues, in the prior year.

By segment, Direct operating income was $11.2 million, or 13.5% of net revenues, compared to $17.1 million, or 19.9% of net revenues, in the prior year. On a non-GAAP basis, Direct operating income was $17.6 million, or 21.2% of net revenues, compared to $17.7 million, or 20.6% of net revenues. Indirect operating income was $10.5 million, or 34.0% of net revenues, compared to $16.9 million, or 41.7% of net revenues, in the prior year. On a non-GAAP basis, Indirect operating income was $12.2 million, or 39.6% of net revenues, compared to $16.9 million, or 41.7% of net revenues.

Year-to-Date Details

The current year non-GAAP income statement numbers referenced below exclude the previously outlined store impairment, severance, consulting, and other charges. The prior year non-GAAP income statement numbers referenced below exclude the previously outlined store impairment and severance charges and the income tax reserve benefit.

Current year net revenues for the nine months totaled $322.6 million compared to $351.1 million in the prior year.

Direct segment revenues for the current year nine month period totaled $241.3 million, a 2.0% decrease from $246.3 million in the prior year. Comparable sales (including e-commerce) decreased 7.7% for the period (reflecting a 6.1% decline in comparable store sales and an 11.4% decrease in e-commerce sales), which was partially offset by new store growth (the Company opened one full-line store and seven factory outlet stores during the past 12 months). Comparable sales were negatively impacted by year-over-year declines in store and e-commerce traffic, and first quarter e-commerce sales were negatively affected by the conversion to a new platform in February 2017.

Indirect segment revenues for the nine months decreased 22.4% to $81.3 million from $104.8 million in the prior year, reflecting a reduction in the number of specialty accounts coupled with a reduction in orders from both specialty accounts and certain key accounts.

Gross profit for the nine months totaled $179.8 million, or 55.7% of net revenues, compared to $201.0 million, or 57.2% of net revenues, in the prior year. Excluding the aforementioned charges, gross profit for the nine months totaled $180.8 million, or 56.0% of net revenues. The year-over-year 120 basis point gross profit decline primarily related to increased promotional activity at the Company’s factory outlet stores, channel mix changes, and a second quarter adjustment taken against slow moving inventory, partially offset by a reduction in product cost.

SG&A expense totaled $181.0 million, or 56.1% of net revenues, in the current year nine months, compared to $178.5 million, or 50.8% of net revenues, in the prior year. On a non-GAAP basis, excluding the previously outlined charges, SG&A expense totaled $164.3 million, or 50.9% of net revenues, in the current year, compared to $175.4 million, or 49.9% of net revenues, in the prior year. Excluding the charges, SG&A expense dollars were lower than the prior year primarily due to diligent expense management and savings realized in conjunction with Vision 20/20.

The Company’s operating loss was ($0.6) million, or (0.2%) of net revenues, in the current year nine month period, compared to operating income of $23.6 million, or 6.7% of net revenues, in the prior year. On a non-GAAP basis, excluding the previously outlined charges, the Company’s operating income was $17.1 million, or 5.3% of net revenues, in the current year, compared to $26.7 million, or 7.6% of net revenues, in the prior year.

By segment, Direct operating income was $35.4 million, or 14.7% of net revenues, compared to $47.4 million, or 19.2% of net revenues, in the prior year. On a non-GAAP basis, excluding the previously outlined charges, Direct operating income was $42.1 million, or 17.4% of net revenues, compared to $49.6 million, or 20.1% of net revenues. Indirect operating income was $27.8 million, or 34.2% of net revenues, compared to $41.5 million, or 39.6% of net revenues, in the prior year. On a non-GAAP basis, excluding the previously outlined charges, Indirect operating income was $29.5 million, or 36.3% of net revenues, compared to $41.5 million, or 39.6% of net revenues.

Balance Sheet

Net capital spending for the third quarter and nine months totaled $2.9 million and $8.9 million, respectively.

During the third quarter, the Company repurchased approximately $2.9 million of its common stock (approximately 347,000 shares at an average price of $8.47), bringing the total for the nine month period to $6.3 million (approximately 721,000 shares at an average price of $8.69). As of the end of the third quarter, the Company had approximately $15.1 million remaining under its share repurchase authorization that was scheduled to expire on December 31, 2017. On November 30, 2017, the Company’s board of directors authorized management to extend the share repurchase program through December 31, 2018.

Cash, cash equivalents, and investments as of October 28, 2017 totaled $108.1 million compared to $83.0 million at the end of last year’s third quarter. The Company had no debt outstanding at quarter end. Quarter-end inventory was $100.1 million compared to $95.7 million at the end of last year’s third quarter and at the low end of guidance of $100 million to $110 million.

Fourth Quarter and Fiscal Year 2018 Outlook

Current year non-GAAP estimates below exclude strategic consulting, severance, impairment, lease termination, store closing, or other Vision 20/20-related charges. The prior year non-GAAP numbers referenced below exclude store impairment charges, certain severance charges, and the release of certain income tax reserves.

For the fourth quarter of fiscal 2018, the Company expects:

•	Net revenues of $127 million to $132 million compared to prior year fourth quarter revenues of $134.8 million.

•	A gross profit percentage of 55.4% to 55.8% compared to 55.7% in the prior year fourth quarter.

•
SG&A as a percentage of net revenues of 42.8% to 42.9% compared to 52.4% in the prior year fourth quarter (44.6% excluding charges). Expense leverage is expected, despite declining sales, due to expense management and implementation of Vision 20/20 savings.

•
Diluted earnings per share of $0.30 to $0.33, based on diluted weighted-average shares outstanding of 35.5 million and an effective tax rate of 32.4%. Net income totaled $3.5 million, or $0.09 per diluted share, in the prior year fourth quarter. Excluding charges, net income totaled $10.1 million, or $0.28 per diluted share.

•	Inventory of $90 million to $95 million at the end of the fourth quarter, compared to $102.3 million at the end of last year’s fourth quarter.

For fiscal 2018 (which includes a 53rd week), the Company expectations are as follows:

•	Net revenues of $450 million to $455 million compared to $485.9 million last year.

•
A gross profit percentage of 55.8% to 55.9% compared to 56.8% last year. The expected decline relates to increased promotional activity at the Company’s factory stores, channel mix changes, and a second quarter adjustment taken against slow-moving inventory, partially offset by a reduction in product cost.

•
SG&A as a percentage of net revenues of 48.6% to 48.7% compared to 51.3% last year. Excluding charges, SG&A as a percentage of net revenues was 48.5% last year. Modest deleverage is expected due to reduced sales.

•
Diluted earnings per share of $0.57 to $0.60, based on diluted weighted-average shares outstanding of 36.0 million and an effective tax rate of 37.8%. Diluted earnings per share totaled $0.53 last year. Excluding charges, diluted earnings per share totaled $0.72 last year.

•	Net capital spending of approximately $10 million to $12 million compared to $20.8 million in the prior year.
Disclosure Regarding Non-GAAP Measures
The Company's management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company believes that the non-GAAP measures presented in this earnings release, including gross profit; selling, general, and administrative expenses; operating income; net income and diluted income per share, along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release.
Call Information

A conference call to discuss results for the third quarter and nine months is scheduled for today, Wednesday, December 6, 2017, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at 1-877-741-4241, and enter the access code 2989945. A replay will be available shortly after the conclusion of the call and remain available through December 20, 2017. To access the recording, listeners should dial 1-844-512-2921, and enter the access code 2989945.

About Vera Bradley

Vera Bradley is a leading designer of women’s handbags, luggage and travel items, fashion and home accessories, and unique gifts.  Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s innovative designs, iconic patterns, and brilliant colors continue to inspire and connect women unlike any other brand in the global marketplace.

Vera Bradley offers a unique, multi-channel sales model as well as a focus on service and a high level of customer engagement. The Company sells its products through two reportable segments: Direct and Indirect. The Direct business consists of sales of Vera Bradley products through the Company’s full-line and factory outlet stores in the United States, verabradley.com, eBay, and its annual outlet sale in Fort Wayne, Indiana. The Indirect business consists of sales of Vera Bradley products to approximately 2,400 specialty retail locations, substantially all of which are located in the United States, as well as select department stores, national accounts, third party e-commerce sites, its wholesale business in Japan, and third-party inventory liquidators.

The Company’s commitment to bringing more beauty into women’s lives includes its dedication to breast cancer research through the Vera Bradley Foundation for Breast Cancer.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our single distribution facility; and possible ramifications from the payment card incident disclosed in October 2016. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended January 28, 2017. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	October 28, 2017	January 28, 2017	October 29, 2016
Assets
Current assets:
Cash and cash equivalents	$71,272	$86,375	$52,864
Short-term investments	21,733	30,152	30,088
Accounts receivable, net	27,380	23,313	37,772
Inventories	100,121	102,283	95,746
Income taxes receivable	3,589	3,217	2,407
Prepaid expenses and other current assets	10,948	10,237	12,168
Total current assets	235,043	255,577	231,045
Property, plant, and equipment, net	89,230	101,577	114,269
Long-term investments	15,052	—	—
Deferred income taxes	13,532	13,539	10,176
Other assets	1,548	2,816	2,413
Total assets	$354,405	$373,509	$357,903
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$21,001	$32,619	$18,489
Accrued employment costs	13,054	12,474	13,703
Other accrued liabilities	15,128	16,906	17,104
Income taxes payable	964	508	—
Total current liabilities	50,147	62,507	49,296
Long-term liabilities	26,319	27,216	27,895
Total liabilities	76,466	89,723	77,191
Shareholders’ equity:
Additional paid-in-capital	90,651	88,739	87,900
Retained earnings	262,270	263,767	260,316
Accumulated other comprehensive loss	(48)	(50)	(48)
Treasury stock	(74,934)	(68,670)	(67,456)
Total shareholders’ equity	277,939	283,786	280,712
Total liabilities and shareholders’ equity	$354,405	$373,509	$357,903

Vera Bradley, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Net revenues	$114,095	$126,662	$322,648	$351,088
Cost of sales	50,266	53,749	142,826	150,131
Gross profit	63,829	72,913	179,822	200,957
Selling, general, and administrative expenses	63,511	61,831	181,029	178,512
Other income	144	320	574	1,117
Operating income (loss)	462	11,402	(633)	23,562
Interest (income) expense, net	(122)	59	(257)	170
Income (loss) before income taxes	584	11,343	(376)	23,392
Income tax expense	225	2,563	1,121	7,085
Net income (loss)	$359	$8,780	$(1,497)	$16,307
Basic weighted-average shares outstanding	35,885	36,557	36,081	37,045
Diluted weighted-average shares outstanding	35,959	36,682	36,081	37,173

Basic net income (loss) per share	$0.01	$0.24	$(0.04)	$0.44
Diluted net income (loss) per share	$0.01	$0.24	$(0.04)	$0.44

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Thirty-Nine Weeks Ended
	October 28, 2017	October 29, 2016
Cash flows from operating activities
Net (loss) income	$(1,497)	$16,307
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation of property, plant, and equipment	14,992	14,542
Impairment charges	5,852	2,214
Provision for doubtful accounts	138	330
Stock-based compensation	2,522	3,111
Deferred income taxes	7	1,187
Cash gain on investments	154	—
Other non-cash charges (gain), net	38	(78)
Changes in assets and liabilities:
Accounts receivable	(4,205)	(6,808)
Inventories	2,162	17,844
Prepaid expenses and other assets	670	(2,326)
Accounts payable	(11,085)	(5,381)
Income taxes	84	(11,707)
Accrued and other liabilities	(2,341)	(2,741)
Net cash provided by operating activities	7,491	26,494
Cash flows from investing activities
Purchases of property, plant, and equipment	(8,923)	(17,430)
Purchases of investments	(44,412)	(30,000)
Proceeds from maturities and sales of investments	37,600	—
Proceeds from disposal of property, plant, and equipment	—	8
Net cash used in investing activities	(15,735)	(47,422)
Cash flows from financing activities
Tax withholdings for equity compensation	(610)	(647)
Repurchase of common stock	(6,126)	(23,210)
Payments of debt-issuance costs	(113)	—
Other financing activities, net	—	(27)
Net cash used in financing activities	(6,849)	(23,884)
Effect of exchange rate changes on cash and cash equivalents	(10)	(5)
Net decrease in cash and cash equivalents	(15,103)	(44,817)
Cash and cash equivalents, beginning of period	86,375	97,681
Cash and cash equivalents, end of period	$71,272	$52,864
Supplemental disclosure of cash flow information
Cash paid for income taxes, net	$852	$19,458
Supplemental disclosure of non-cash activity
Non-cash operating, investing, and financing activities
Repurchase of common stock
Expenditures incurred but not yet paid as of October 28, 2017 and October 29, 2016	$138	$535
Expenditures incurred but not yet paid as of January 28, 2017 and January 30, 2016	$—	$436
Purchases of property, plant, and equipment
Expenditures incurred but not yet paid as of October 28, 2017 and October 29, 2016	$1,779	$2,774
Expenditures incurred but not yet paid as of January 28, 2017 and January 30, 2016	$2,204	$2,872

Vera Bradley, Inc.
Third Quarter Fiscal 2018
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended October 28, 2017
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Vision 20/20 Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$63,829	$(1,019)	[1]	$64,848
Selling, general, and administrative expenses	63,511	11,547	[2]	51,964
Operating income (loss)	462	(12,566)		13,028
Income (loss) before income taxes	584	(12,566)		13,150
Income tax expense (benefit)	225	(4,624)	[3]	4,849
Net income (loss)	359	(7,942)		8,301
Diluted net income (loss) per share	$0.01	$(0.22)		$0.23

Direct segment operating income (loss)	$11,238	$(6,400)	[4]	$17,638
Indirect segment operating income (loss)	$10,519	$(1,730)	[5]	$12,249
Unallocated corporate expenses	$(21,295)	$(4,436)	[6]	$(16,859)

[1]Items include $935 for inventory adjustments related to certain product categories as a result of Vision 20/20 initiatives and $84 for severance charges
[2]Items include $5,852 for store impairment charges; $2,767 for severance charges; $2,325 for strategic consulting charges; $399 for a lease termination charge, net; and $204 for other Vision 20/20 charges

[3]Related to the tax impact of the charges mentioned above
[4]Includes $5,852 for store impairment charges; $399 for a lease termination charge, net; $115 for severance charges; and $34 for other Vision 20/20 charges
[5]Includes $935 for inventory adjustments; $680 for severance charges; and $115 for other Vision 20/20 charges
[6]Includes $2,325 for strategic consulting charges; $2,056 for severance charges; and $55 for other Vision 20/20 charges

Vera Bradley, Inc.
Third Quarter Fiscal 2017
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended October 29, 2016
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Selling, general, and administrative expenses	$61,831	$636	[1]	$61,195
Operating income (loss)	11,402	(636)		12,038
Income (loss) before income taxes	11,343	(636)		11,979
Income tax expense (benefit)	2,563	(1,860)	[2]	4,423
Net income	8,780	1,224		7,556
Diluted net income per share	$0.24	$0.03		$0.21

Direct segment operating income (loss)	$17,104	$(636)	[1]	$17,740
Indirect segment operating income	$16,920	$—		$16,920
Unallocated corporate expenses	$(22,622)	$—		$(22,622)

[1]Items are for store impairment charges
[2]Includes $1,626 related to the release of certain income tax reserves and a benefit of $234 related to the tax impact of the charges mentioned above

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Thirty-Nine Weeks Ended October 28, 2017
(in thousands, except per share amounts)
(unaudited)

	Thirty-Nine Weeks Ended
	As Reported	Vision 20/20 Items and Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$179,822	$(1,019)	[1]	$180,841
Selling, general, and administrative expenses	181,029	16,707	[2]	164,322
Operating (loss) income	(633)	(17,726)		17,093
(Loss) income before income taxes	(376)	(17,726)		17,350
Income tax expense (benefit)	1,121	(6,521)	[3]	7,642
Net (loss) income	(1,497)	(11,205)		9,708
Diluted net (loss) income per share	$(0.04)	$(0.31)		$0.27

Direct segment operating income (loss)	$35,362	$(6,735)	[4]	$42,097
Indirect segment operating income (loss)	$27,797	$(1,730)	[5]	$29,527
Unallocated corporate expenses	$(63,792)	$(9,261)	[6]	$(54,531)

[1]Items include $935 for inventory adjustments related to certain product categories as a result of Vision 20/20 initiatives and $84 for severance charges
[2]Items include $5,852 for store impairment charges; $5,268 for severance charges; $4,649 for strategic consulting charges; $734 for lease termination charges, net; and $204 for other Vision 20/20 charges

[3]Related to the tax impact of the charges mentioned above
[4]Includes $5,852 for store impairment charges; $734 for lease termination charges, net; $115 for severance charges; and $34 for other Vision 20/20 charges
[5]Includes $935 for inventory adjustments; $680 for severance charges; and $115 for other Vision 20/20 charges
[6]Includes $4,649 for strategic consulting charges; $4,557 for severance charges; and $55 for other Vision 20/20 charges

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Thirty-Nine Weeks Ended October 29, 2016
(in thousands, except per share amounts)
(unaudited)

	Thirty-Nine Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Selling, general, and administrative expenses	$178,512	$3,152	[1]	$175,360
Operating income (loss)	23,562	(3,152)		26,714
Income (loss) before income taxes	23,392	(3,152)		26,544
Income tax expense (benefit)	7,085	(2,784)	[2]	9,869
Net income (loss)	16,307	(368)		16,675
Diluted net income (loss) per share	$0.44	$(0.01)		$0.45

Direct segment operating income (loss)	$47,390	$(2,214)	[3]	$49,604
Indirect segment operating income	$41,526	$—		$41,526
Unallocated corporate expenses	$(65,354)	$(938)	[4]	$(64,416)

[1]Items include $2,214 for store impairment charges and $938 for a severance charge
[2]Includes $1,626 related to the release of certain income tax reserves and a benefit of $1,158 related to the tax impact of the charges mentioned above
[3]Related to store impairment charges
[4]Related to a severance charge